*Please note parts of this Agreement are designated with an asterisk which indicates that material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

MASTER DEVELOPMENT AGREEMENT
BETWEEN
EPT CONCORD II, LLC,
a Delaware limited liability company
AND
MONTICELLO RACEWAY MANAGEMENT, INC.,
a New York corporation
CASINO & RESORT PROJECT
SULLIVAN COUNTY, NEW YORK

December 14, 2012

i

TABLE OF CONTENTS
(continued)

ii

MASTER DEVELOPMENT AGREEMENT
THIS MASTER DEVELOPMENT AGREEMENT (“Agreement”), dated as of December 14, 2012 (the “Effective Date”), is made by and between EPT CONCORD II LLC, a Delaware limited liability company (“EPT”), with an office at c/o Entertainment Properties Trust, 909 Walnut Street, Suite 200, Kansas City, Missouri 64106, and MONTICELLO RACEWAY MANAGEMENT, INC., a New York corporation (“MRMI”), with an office at c/o Empire Resorts, Inc., 204 Route 17B, Monticello, New York 12701.
RECITALS
WHEREAS, EPT is the fee simple owner of the real property depicted on Exhibit A annexed hereto and incorporated herein by this reference (the “Project Site”) consisting of approximately 1,500 acres in Sullivan County, New York, which includes the Casino Project Parcel; and
WHEREAS, EPT desires to develop, construct and operate on the Project Site a reputable, comprehensive, integrated destination resort and community consisting of, inter alia, the Casino Project, Golf Course Project and Resort Project (as each such terms are hereinafter defined, collectively, the “Project”); and
WHEREAS, EPT and MRMI have entered into the Casino Option Agreement for the development of the Casino Project; and
WHEREAS, EPT and MRMI agree that it is mutually beneficial to the parties that they cooperate, subject to the terms of this Agreement, in order achieve completion of the development, construction and operation of the Project; and
WHEREAS, EPT and MRMI agree that the satisfaction of the Statutory Requirement (as defined below) is essential to the success and viability of the Project; and
WHEREAS, EPT and MRMI intend that this Agreement and the Project Documents (as hereinafter defined) define and govern the overall relationship between EPT and MRMI (and their respective Affiliates (as hereinafter defined)) with respect to the development, construction, operation, management and disposition of the Project.
NOW, THEREFORE, in consideration of the mutual covenants, obligations and provisions herein contained and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged by EPT and MRMI, EPT and MRMI agree as follows:

ARTICLE 1.
ATTACHMENTS TO AGREEMENT; SCHEDULES AND EXHIBITS
Attached to this Agreement, and hereby made a part hereof, are the following:
SCHEDULE A – Settlement Agreements
EXHIBIT A – Project Site
EXHIBIT B – Casino Project Parcel
ARTICLE 2.
DEFINITIONS
2.1    Definitions. The following terms for purposes of this Agreement shall have the meanings hereinafter specified (additional terms may be defined elsewhere in the Agreement):
“Additional Common Infrastructure Costs” is defined in Section 6.2(b).
“Additional Land” is defined in Section 4.1.
“Affiliate” means as applied to a Person or Persons, any other Person or Persons directly or indirectly Controlling, Controlled by, or under common Control with, that Person or Persons.
“Agreement” has the meaning set forth in the recitals.
“Appraisal Process” means the following process: EPT and MRMI shall each, within 5 Business Days after delivery of an Appraisal Notice (as hereinafter defined) by either party, engage one reputable MAI appraiser, who shall, together with the appraiser selected by the other party, within 5 Business Days, select a third reputable MAI appraiser with experience in appraising multi-tenant destination resort properties to be engaged by EPT and MRMI to deliver to EPT and MRMI its written appraisal of the Land Valuation or Lease Valuation in dispute, which appraisal shall be delivered to the parties within 45 days after delivery of the applicable Appraisal Notice.
“Approved Golf Course Project Plans” means the plans and specifications for the Golf Course Project as approved by MRMI.
“Approved Project Schedule” is defined in Section 4.4.
“Basis Recovery Amount” means $* as the same is reduced in accordance with Section 9.3 hereof; provided, however, that from and after January 1, 2014 until the Basis Recovery Amount is deemed recovered in accordance with Section 9.3 hereof, the then outstanding Basis Recovery

Amount shall bear interest on a cumulative, compound basis at a rate of interest equal to *% per annum.
“Business Day” means any day other than a Saturday, Sunday, legal holiday or a day on which banking institutions in the State of New York are authorized by Law to close.
“Casino” means that certain casino gaming facility which will offer Gaming Operations and which is to be constructed, operated and maintained as part of the Casino Project.
“Casino Lease” means that certain agreement of lease by and between EPT and MRMI or its Affiliate, a form of which is annexed as “Exhibit B” to the Casino Option Agreement.
“Casino Option Agreement” means that certain Option Agreement, by and between EPT and MRMI, dated as of December 21, 2011, as amended by that certain letter agreement, dated March 30, 2012, that certain letter agreement, dated April 30, 2012, that certain letter agreement, dated May 30, 2012, and that certain letter agreement, dated June 29, 2012, as may be further amended or modified from time to time.
“Casino Project” means, collectively, one or more Buildings and other Improvements that will include the Casino and a harness racetrack (if, and to the extent, a harness racetrack is required by applicable Law in order to maintain the right to operate the Casino), and may include one or more hotels, food and beverage outlets, a spa facility, retail venues, space for conferences, meetings, entertainment and multi-function events, parking facilities (including a parking garage and surface parking), and ancillary facilities to be located on the Casino Project Parcel.
“Casino Project Parcel” means the portion of the Project Site demised by the Casino Lease as set forth on Exhibit B hereof.
“CDP” means the PRD Comprehensive Development Plan pertaining to the Project or Project Site as approved by the applicable Governmental Authorities (and amended from time to time).
“Construction Commencement Conditions” means (i) approval of the PRD Comprehensive Development Plan by the Town of Thompson, (ii) execution and delivery to MRMI of an agreement to develop the Initial Resort Project, consistent with the terms of this Agreement and the other Restrictive Agreements, (iii) finalization of the Golf Course Lease, (iv) finalization of the Master Association Constitutive Documents, (v) finalization and execution of the Restrictive Agreements, (vi) approval by EPT and MRMI of the final Master Plan, (vii) satisfaction of all conditions precedent to exercise of the option as set forth in the Casino Option Agreement, (viii) amendment of the Casino Lease to include construction-related provisions (including the obligation to provide a completion guaranty from a creditworthy guarantor, which may be Empire Resorts, Inc.) and certain other provisions as set forth in Section 3.1 of this Agreement, (ix) evidence of the commencement of the SEQRA process for the Initial Resort Project Parcel and (x) the delivery of a written notice to proceed from EPT.

“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented, and the rules and regulations promulgated thereunder.
“Common Facilities” includes, as applicable, all parking areas, streets, driveways, curb cuts, access facilities, aisles, sidewalks, malls, landscaped areas, sanitary and storm sewer lines, water, gas, electric, telephone and other utility lines, systems, conduits and facilities and other common and service areas located within the Resort Project Site, but excluding the Golf Course Parcel, all as more particularly defined in the REA and the other Restrictive Agreements.
“Common Infrastructure Work” is defined in Section 6.1.
“Common Infrastructure Costs” is defined in Section 6.2(b).
“Confidential Information” is defined in Section 14.18
“Construction Work” means any construction work (including excavation or pile driving) performed by or on behalf of EPT or MRMI hereunder, including construction of a Building or other Improvement, or other initial construction work performed in connection with the use, maintenance or operation of the Project Site, including in connection with the Common Facilities.
“Control” (includes the correlative meanings of “Controlled by”, “Controlling” and “under common Control with”), means the effective power, directly or indirectly, to direct or cause the direction of the management and policies of a Person; provided that a Person may still have Control of a specified Person notwithstanding that one or more third parties may have rights to participate in major decisions of the specified Person.
“Design Guidelines” is defined in Section 4.1(a).
“Effective Date” is the date first above written.
“Full-Time Employee” means any employee who counts as a “full-time, permanent employee” under the Statute.
“Gaming Authorities” means the New York Lottery, the New York State Racing and Wagering Board (for so long as (i) a harness racetrack is required by applicable Law in order to maintain the right to operate a Casino on the Casino Project Parcel or (ii) MRMI elects to operate a harness racetrack thereon), or any other Governmental Authority that now or hereafter has regulatory authority over Gaming Operations and/or over Persons operating or engaged in Gaming Operations by reason of their operation thereof or engagement therein, or over Persons receiving, directly or indirectly, revenues derived from Gaming Operations.

“Gaming Laws” means all Laws applicable to the ownership, operation or management of casino facilities, harness racetracks (for so long as a harness racetrack is required by applicable Law in order to maintain the right to operate a Casino on the Casino Project Parcel) and video gaming facilities and to Gaming Operations and/or to Persons operating or engaged in Gaming Operations, including but not limited to all present and future requirements, administrative and judicial orders, laws, statutes, codes, ordinances, rules and regulations of Government Authorities and all pronouncements and requirements now or hereafter imposed by Governmental Authorities, whether or not having the force of Law.
“Gaming Licenses” means any permit, license, certificate or approval now or hereafter required by any Governmental Authority in order to conduct or participate in the revenues from Gaming Operations on or from the Casino Project Parcel in accordance with applicable Laws.
“Gaming Operations” means the operation within or from the Casino Project Parcel of video gaming machines (including video lottery terminals), live and electronic table games (including, but not limited to, poker, blackjack, and internet gaming), and other games of chance, and wagering of any kind (including sports books), and of any and all types, which are now or hereafter permitted by applicable Laws, whether such wagers are made by customers physically located within the Casino Project Parcel or from outside the Casino Project Parcel (including via the Internet), but specifically excluding horse racing, pari-mutuel and simulcast wagering on horse racing; provided, in the case of customers not physically located on or within the Casino Project Parcel, the revenue derived therefrom is reported (in whole or, to the extent so reported, in part) to the applicable Governmental Authorities as revenue from Gaming Operations attributable to the Casino Project Parcel.
“Golf Course Rounds Agreement” means an agreement to be entered into by and between the Golf Course Operator and MRMI or their respective affiliates whereby MRMI (or its affiliates) guarantees to purchase an agreed amount of rounds and containing other terms and as agreed by the Parties if EPT exercises its option to terminate the Golf Course Lease.
“Golf Course Lease” means a lease agreement to be entered into by and between EPT and MRMI or their respective affiliates, with an annual rent of * dollars ($*) and additional terms to be reasonably agreed by the parties.
“Golf Course Operator” means a third party engaged by EPT to operate and manage the Golf Course.
“Golf Course Parcel” means the portion of the Resort Project Site that will constitute the Golf Course Project, as shown on the Initial Master Plan.
“Golf Course Project” means, collectively, an 18-hole golf course, and one or more Buildings and other Improvements that will include a clubhouse and ancillary facilities to be located on the Golf Course Parcel.
“Golf Course Project Operating Standard” has the meaning ascribed to the term “Operating Standard” in the Golf Course Lease.

“Governmental Authorities” means all federal, state, county, municipal and local departments, commissions, boards, bureaus, agencies, quasi-governmental entities and offices thereof, having jurisdiction over all or any part of Project Site or the Project or the use thereof, including Gaming Authorities.
“Improvements” means all buildings, structures and improvements now or hereafter located on the Project Site (each, a “Building”) and all alterations, additions, improvements, repairs, restorations and replacements thereof, and the fixtures, equipment and machinery, in each case now or hereafter affixed thereto.
“Infrastructure” means those infrastructure-related improvements, such as streets, sidewalks, sanitary and storm sewer lines, water, gas, electric, telephone and other utility lines, systems, conduits and other similar facilities to be installed, made or constructed on or about the Project Site in order to facilitate the development, construction, operation and maintenance of the Project or any portion thereof.
“Initial Resort Project” means the first or series of first projects to occur as part of the Resort Project, as necessary to satisfy the Statutory Requirement.
“Infrastructure Consultants” means the architects, engineers and other consultants (other than the Master Planning Architect and Site Engineer) selected by EPT to prepare or assist in the preparation of the Infrastructure Plans, which Infrastructure Consultants shall be subject to the approval of MRMI, such approval not to be unreasonably withheld, conditioned or delayed.
“Infrastructure Cost Methodology” is defined in Section 6.2(a).
“Infrastructure Plans” is defined in Section 6.1.
“Initial Master Plan” means the illustrative master plan for the Project Site depicted in Exhibit A annexed hereto, as the same may be updated and amended from time to time by EPT with the reasonable approval of MRMI.
“Land Valuation” is defined in Section 9.3(c).
“Landlord Licenses and Permits” has the meaning ascribed to such term in the Casino Lease.
“Laws” means all present and future requirements, administrative and judicial orders, laws, statutes, codes, ordinances, rules and regulations of any Governmental Authority.
“Lease Valuation” is defined in Section 9.3(c).
“Legal Costs” means all reasonable, out-of-pocket costs and expenses that a Person incurs in any legal proceeding, arbitration or other matter and reasonable external attorneys’ fees, court costs and expenses, but excluding in-house counsel.
“Master Association” is defined in Section 4.2.

“Master Association Constitutive Documents” means the limited liability company agreement (if applicable) and other documents forming and constituting the Master Association, including any rules and regulations promulgated by the Master Association.
“Master Plan” is defined in Section 4.1.
“Master Planning Architect” means Hart Howerton or another registered architect or architectural firm with experience in resort planning selected by EPT and approved by MRMI, which approval shall not be unreasonably withheld, conditioned or denied.
“Master Planning Work” is defined in Section 4.1.
“Notices” is defined in Section 14.1.
“Permits” means any and all licenses, permits (including building, demolition, alteration, use, and special permits), approvals, consents, certificates, rulings, variances, authorizations, or amendments to any of the foregoing as shall be necessary or appropriate under any Laws to commence, perform, or complete any work (including Construction Work) or take any action that is in furtherance of the Project.
“Person” means any natural person, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association or Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.
“PRD Comprehensive Development Plan” is defined in Section 250-27.2(B)(7) of the Town Code.
“Project” has the meaning set forth in the recitals.
“Project Documents” means, collectively, this Agreement, the Casino Lease, the Casino Option Agreement, and each and every agreement, document or indenture between EPT or any Affiliate of EPT and MRMI or any Affiliate of MRMI relating to or materially affecting the Project or Project Site now or hereafter in effect, including the Golf Course Lease, the Master Association Constitutive Documents, the REA and the Restrictive Agreements.
“Project Opening Date” means the earliest date on which the Casino Project, the Golf Course Project and the Initial Resort Project are all open to the general public for business, with the understanding that the Golf Course Project and the Initial Resort Project shall open no later than the Casino Project, in accordance with the Approved Project Schedule.
“Project Requirements” means, collectively, all applicable design, architectural, land use, construction, operation, maintenance, development and similar requirements set forth in this Agreement, the Master Plan, the Design Guidelines, the REA, the Restrictive Agreements, the Casino Lease, the Golf Course Lease and any other Project Document.
“Project Site Transfer” is defined in Section 9.3(a).

“REA” means, collectively, that certain agreement(s) concerning reciprocal easements and other rights (related to, without limitation, utilities and other infrastructure, access, light and air and construction) of EPT, MRMI and other Persons that may have a real property interest in the Project Site and which is intended to be negotiated and drafted as part of the Master Planning Work and executed, acknowledged and recorded (as applicable) against all or a portion of the Project Site on or before the Transaction Closing Date.
“REIT” is defined in Section 14.6.
“Real Property Valuation” means a Land Valuation or Lease Valuation, as applicable and as the context requires.
“Resort Project” means, collectively, one or more Buildings and other Improvements that may include, at EPT’s and its Affiliates sole discretion (but subject to the Project Requirements), one or more hotels, food and beverage outlets, spa facilities, sports and recreational facilities, resort and destination facilities, spaces for conferences, meetings, entertainment and multi-function events, residential uses, civic and community facility uses, commercial and office uses, parking facilities, ancillary facilities and any other uses or facilities permitted under the Project Requirements to be located on the Resort Project Site.
“Resort Project Site” means all portions of the Project Site under the ownership and/or control of EPT or its Affiliates, other than the Casino Project Parcel. It is expected that EPT or its Affiliates shall divide the Resort Project Site into one or more “Resort Development Parcels” for development in accordance with this Agreement and the other applicable Project Documents.
“Resort Project Tenant” means any tenant or operator of any portion of the Resort Project Site.
“Restrictive Agreements” means the REA and any other easement, declaration, indenture or similar instrument benefiting or burdening all or a portion of the Project Site.
“Settlement Agreements” means those certain settlement agreements set forth on Schedule A hereof.
“Site Consultants” mean the architects, engineers, contractors and subcontractors (other than the Master Planning Architect and Site Engineer) selected by EPT to perform Master Planning Work.
“Site Engineer” means AKRF, Inc., or another registered engineer or engineering firm with experience in large-scale resort site planning selected by EPT and approved by MRMI, which approval shall not be unreasonably withheld, conditioned or denied.
“Shared Pre-Development Costs” is defined in Section 4.3.
“Statute” means N.Y. Tax Law §1612(G), as in effect on the Effective Date.

“Statutory Requirement” means the legal requirements with respect to (i) the employment of Full-Time Employees at the Project that must be satisfied and (ii) the “qualified capital investment”, including the Golf Course Project, that must be made for the Casino Project to qualify for the tax treatment specified in the Statute.
“Third-Party Infrastructure Work” is defined in Section 6.1.
“Town Code” is defined in Section 4.2(a).
“Transaction Closing Date” means the date that MRMI executes and delivers to EPT the Casino Lease and the other documents and deliveries required to commence the Project are executed and delivered by the parties.
“Transfer” is defined in Section 9.2.
“Transfer Proceeds” is defined in Section 9.3(c).
ARTICLE 3.
TERM
3.1    Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date. Except as to those provisions that expressly survive the expiration or termination of this Agreement, the Term shall expire on the earlier of (i) the Project Opening Date; or (ii) the sooner termination of this Agreement pursuant to the terms hereof. EPT and MRMI hereby agree that as part of the Construction Commencement Conditions, certain modifications to the Casino Lease to incorporate certain construction-related provisions and the provisions of Articles 7, 8, 9, 10 and 11 of this Agreement shall be agreed by the parties.

ARTICLE 4.
MASTER PLANNING WORK; PRE-DEVELOPMENT
4.1    Master Planning Work; Design Guidelines.
(a)    Prior to the Effective Date, EPT and MRMI have commenced the master planning of the Project (the “Master Planning Work”) and have engaged the Master Planning Architect and the Site Engineer. In addition, the parties have approved the Initial Master Plan reflecting the conceptual framework for the development of the Project Site. EPT and MRMI agree to continue to cooperate in good faith in order to complete the Master Planning Work in accordance with the terms hereof. The ongoing Master Planning Work shall include: (i) refinement of the Initial Master Plan and approval of the final Master Plan (the “Master Plan”) to be incorporated in the Design Guidelines, (ii) drafting and approval of the design guidelines and development standards for the Project (the “Design Guidelines”), including, as applicable, landscaping standards, preliminary infrastructure guidelines, signage standards, environmental graphics, outdoor lighting standards, architectural standards and other guidelines and standards concerning the development and construction of the Project; (iii) amendment of the CDP to permit the development and operation of the Casino Project, the Golf Course Project and the Resort Project; and (iv) drafting and approval of the Master Association Constitutive Documents, REA and other Restrictive Agreements, which will be executed on or before the Transaction Closing Date and are anticipated to include the following concepts: (I) enforcement mechanisms of the Design Guidelines; (II) the process for amending or otherwise modifying the Design Guidelines; and (III) other standards for operations, maintenance and use of the Project and Project Site (or any portion thereof), including, without limitation, (A) providing that the Casino Project Operating Standard and Golf Course Project Operating Standard shall run with the land and be binding on all successors and assigns having an interest in the Casino Project Parcel and Golf Course Parcel, as applicable; and (B) incorporating the exclusivity restrictions set forth in Section 9.8 of the Casino Lease (and equivalent provision, if any, in the Golf Course Lease) and providing that the exclusivity restrictions set forth therein shall run with the land and be binding on all successors and assigns having an interest in the Resort Parcel or any of the Resort Development Parcels.
(b)    EPT shall be responsible for coordinating and overseeing the Master Planning Work, including managing the work of the Master Planning Architect, the Site Engineer and the other Site Consultants. EPT shall involve MRMI in all aspects of the Master Planning Work. MRMI shall have the right to review and approve each component of the Master Planning Work, which approval shall not be unreasonably withheld, conditioned or delayed. Any disputes arising out of the approval of the Master Planning Work shall be resolved in accordance with Article 13.
(c)    In the event that EPT acquires additional land after the Effective Date that it elects, in its sole discretion, to include as part of the Project (the “Additional Land”), then the use and development of such Additional Land shall be subject to this Agreement.

4.2    Comprehensive Development Plan. EPT and MRMI acknowledge that the development of the Project shall be subject to, inter alia, the provisions of the Section 250-27.2 of the Code of the Town of Thompson (as the same may be amended from time to time, the “Town Code”) concerning a “Planned Resort Development” and the approval of a PRD Comprehensive Development Plan. EPT has formed the Concord Resorts Master Association, LLC (the “Master Association”) with respect to the Project Site as contemplated by the Town Code. EPT and MRMI agree to cooperate in good faith to finalize the Master Association Constitutive Documents such that they reflect the agreement of EPT and MRMI under this Agreement with respect to the Project. Until such time as the CDP is amended to permit the Master Association to be the “Developer” thereunder, MRMI hereby authorizes EPT to act, in a manner consistent with this Agreement, the Casino Lease, the Golf Course Lease and the Casino Option Agreement, as the “applicant” for all applications or other submissions to a Governmental Authority concerning the CDP, any amendments or modifications thereto and any related applications. From and after the finalization of the Master Association Constitutive Documents, all decisions related to the CDP shall be governed by the Master Association Constitutive Documents. Without limiting the foregoing, MRMI shall cooperate in all respects with any request by EPT in connection with the CDP and the finalization of the Master Association Constitutive Documents, so long as such request does not violate the terms of this Agreement, the Casino Lease, the Golf Course Lease or the Casino Option Agreement.
4.3    Shared Pre-Development Costs. EPT and MRMI shall share all third-party costs incurred (whether before or after the Effective Date) in connection with the Master Planning Work (collectively, the “Shared Pre-Development Costs”) according to the following percentage shares: * percent (*%) for EPT and * percent (*%) for MRMI. MRMI shall reimburse EPT within twenty (20) days after the delivery of a request for reimbursement of the Shared Pre-Development Costs. MRMI shall not be responsible to pay for any portion of the Shared Pre-Development Costs in excess of those initially approved by EPT and MRMI without its prior written consent. Shared Pre-Development Costs shall include those costs directly related to the Master Planning Work as agreed by the parties in their sole discretion. Except as otherwise set forth in this agreement, each of EPT and MRMI shall each be responsible for their own pre-development costs that do not constitute Shared Pre-Development Costs.
4.4    Project Schedule. Prior to the Transaction Closing Date, EPT and MRMI shall cooperate to develop a project schedule for the construction of the Project that is approved by both EPT and MRMI in their sole discretion (the “Approved Project Schedule”). EPT and MRMI agree that, subject to the satisfaction of the Construction Commencement Conditions, the parties anticipate that construction on the Project shall commence on or before March 31, 2013. EPT and MRMI agree to perform their obligations hereunder in accordance with the Approved Project Schedule.

ARTICLE 5.
PRE-DEVELOPMENT COVENANTS.
5.1    Exclusivity. From and after the Effective Date and during the term hereof:
(a)    EPT shall continue to use good faith efforts to market the Resort Project Site to third-party operators, in an effort to bring additional development to the Resort Project Site. However, EPT agrees for itself and its Affiliates, that EPT will not market any part of the Resort Project Site for use by any operator of a casino or other gambling facility or a harness racetrack and will not permit the operation of a casino or other gambling facility or harness racetrack on any property owned or controlled by EPT or its Affiliates within Sullivan County in the State of New York, except as required under any of the Settlement Agreements.
(b)    MRMI hereby agrees on behalf of itself and its Affiliates that other than the Casino Project, it will not to operate, construct, maintain or otherwise participate in any other casino or similar project (a “Competing Casino Project”) within Sullivan County, Orange County, Rockland County or Westchester County, except for the Monticello Casino and Raceway. If MRMI or any of its Affiliates operates, constructs, maintains or otherwise participates in any Competing Casino Project within Sullivan County, the terms set forth in the Casino Lease shall govern. If MRMI or any of its Affiliates operates, constructs, maintains or otherwise participates in any Competing Casino Project within Orange County, Rockland County or Westchester County, MRMI agrees that in addition to the payment of Rent under the Casino Lease, MRMI shall pay to EPT an amount equal to * percent (*%) of the Eligible Gaming Revenue (as defined in the Casino Lease) from such Competing Casino Project.
ARTICLE 6.
INFRASTRUCTURE DEVELOPMENT
6.1    Infrastructure Plans.
(a)    At such point that the Master Plan and Design Guidelines are sufficiently developed so as to commence the plans and specifications for the Infrastructure (the “Infrastructure Plans”), EPT shall cause the Infrastructure Consultants to develop the Infrastructure Plans. Such Infrastructure Plans shall be subject to MRMI’s approval right set forth in Section 6.2(b). As part of the development of the Infrastructure Plans, the Infrastructure Consultants shall identify the portions of the Infrastructure that are required to be constructed outside the Casino Project Parcel and brought to the perimeter thereof (but not constructed on or connected within the Casino Project Parcel) in order to substantially complete the Casino Project in accordance with MRMI’s plans and that constitute the Common Facilities required to be constructed to enable the Golf Course Project and the Casino Project be open and fully operational as of the Project Opening Date (the “Common Infrastructure Work”); provided, however, that the Common Infrastructure Work shall not include additional infrastructure required to be added exclusively for use by or for the development of any Initial Resort Parcel Tenant or any other third-party operator of any other Resort Development Parcel or any other portion of the Project Site (“Third-Party Infrastructure Work”).

6.2    Common Infrastructure Costs.
(a)    At such point that the Infrastructure Plans are sufficiently developed so as to enable a firm estimate of the cost of the Common Infrastructure Work, the parties shall cause the appropriate Infrastructure Consultants to develop an estimated budget for the costs of the Common Infrastructure Work, which shall include the hard costs and soft costs (including the cost of designing the Infrastructure Plans, permitting, etc.) of the Common Infrastructure Work (the “Common Infrastructure Budget”). The Common Infrastructure Budget shall be subject to the approval of each party in accordance with Section 6.2(c). Thereafter, MRMI shall be obligated, subject to the terms and conditions of Section 6.2(d)(i), to perform or cause to be performed the Common Infrastructure Work, and in connection therewith, shall enter into an agreement with a guaranteed maximum price, at a price, on terms, conditions and modifications reasonably acceptable to EPT and MRMI, with L.P. Ciminelli; which terms shall not include more than a *% contractor contingency.
(b)    Payments pursuant to the Common Infrastructure Budget (the “Common Infrastructure Costs”) shall be shared by EPT and MRMI in accordance with the following methodology (the “Infrastructure Cost Methodology”): (a) MRMI and EPT shall be obligated to pay the first $* of the Common Infrastructure Costs on a parri pasu basis, with MRMI obligated for * percent (*%) and EPT obligated for * percent (*%) of such costs and (b) for amounts in excess of $*, EPT shall be obligated to pay * percent (*%) and MRMI shall be obligated to pay * percent (*%) of such amounts, on a parri pasu basis (“Additional Common Infrastructure Costs”); provided, however, that no Additional Common Infrastructure Costs (or modifications to the approved Common Infrastructure Budget) shall be incurred by either party without the prior written approval of the other party in accordance with Section 6.2(c). Notwithstanding the foregoing, if the Additional Common Infrastructure Costs are solely the result of an increase in the amount owed under the Guaranteed Maximum Price Agreement due to no fault of either party, then the approval required hereunder shall not be unreasonably withheld. EPT shall disburse its share of Common Infrastructure Costs within 20 Business Days after delivery by MRMI of a request for payment in customary form (i.e., AIA G-702 and G-703 or other agreed upon form), together with lien waivers, invoices or receipts for amounts due or paid and such other documentation as is typically required in connection with construction disbursements for similar types of projects.
(c)    Whenever either of EPT or MRMI is granted an approval right for purposes of Section 6.1 and Section 6.2, such approval shall be granted in its sole discretion. Any disputes arising out of the approval of the Infrastructure Plans or Common Infrastructure Costs or the application of the Infrastructure Cost Methodology shall be resolved in accordance with Article 13.

(d)     Performance of Common Infrastructure Work.
(i)    MRMI shall be responsible, subject to disbursement by EPT of its share of the Common Infrastructure Costs, for completing the Common Infrastructure Work in accordance with this Agreement, the other Project Requirements and any applicable Project labor agreements or standards. If EPT shall fail to make payment for its share of the Common Infrastructure Work, MRMI shall have the right (but not the obligation) to complete the Common Infrastructure Work and shall be entitled to a credit against all amounts payable to EPT under the Casino Lease in an amount of the deficiency of payment by EPT, together with interest thereon from the date of payment at the rate of *% per annum. If MRMI shall fail to complete the Common Infrastructure Work in accordance with this Agreement, then EPT shall have the right (but not the obligation) to perform such work. Any costs expended by EPT, together with interest at the rate of *% per annum shall be deemed Rent immediately payable by MRMI under the Casino Lease.
(ii)    MRMI shall reasonably involve EPT in material decisions to be made with respect to the Common Infrastructure Work; provided that (i) any further changes to the Infrastructure Plans after the approval thereof as set forth in Section 6.1, shall be subject to the prior written consent of EPT and MRMI, in their sole discretion and (ii) the party requesting the change to the Infrastructure Plans shall be solely liable for the actual increased cost of the Common Infrastructure Work on account of such change.
(e)    Any disputes arising out of decisions with respect to the Common Infrastructure Work shall be resolved in accordance with Article 13.
6.3    Other Infrastructure Costs and Work. EPT shall be responsible for completing, at its sole cost and expense, the construction of the Infrastructure on the Golf Course Parcel and all Third-Party Infrastructure Work, in accordance with the Approved Project Schedule. MRMI shall be responsible for completing, at its sole cost and expense, the construction of the Infrastructure on the Casino Project Parcel.
ARTICLE 7.
CASINO PROJECT DEVELOPMENT
7.1    Development and Construction. MRMI shall be responsible for the development and construction of the Casino Project, at its sole cost and expense, in accordance with this Agreement, the Casino Lease and the other Project Requirements. MRMI hereby represents and covenants that it shall invest a minimum of three hundred million dollars ($300,000,000) in the development and construction of the Casino Project and that it shall construct the Casino Project in a timely manner such that substantial completion of the Casino Project shall occur in the time frame set forth in the Approved Project Schedule.

7.2    Casino Project Operation. MRMI shall maintain and operate the Casino Project in accordance the Operating Standard set forth in the Casino Lease. In the event of any conflicts between this Agreement and the Casino Lease, matters relating to pre-development, development and Construction Work in connection with the Casino Project shall be governed by this Agreement and all other matters shall be governed by the Casino Lease.
ARTICLE 8.
GOLF COURSE PROJECT DEVELOPMENT
8.1    Development and Construction. EPT shall be responsible for the development of the Approved Golf Course Project Plans as well as the initial construction of the Golf Course Project, at its sole cost and expense, in accordance with this Agreement and the other Project Requirements. EPT hereby represents and covenants that it shall invest approximately $* in the development and construction of the Golf Course Project and that it shall construct the Golf Course Project in a timely manner such that substantial completion of the Golf Course Project shall occur in the time frame set forth in the Approved Project Schedule and shall satisfy the provisions of the Statutory Requirement relating to the Golf Course Project.
8.2    Golf Course Project Operation.
(a)    Following the substantial completion of the Golf Course Project, MRMI will enter into the Golf Course Lease and operate the Golf Course Project in accordance with the Golf Course Project Operating Standard, provided EPT may, at its option, at any time, engage a Golf Course Operator for the operation, management and maintenance of the Golf Course Project, whereupon (a) the Golf Course Lease shall terminate and be of no further force and effect and (b) MRMI (or their affiliates) shall enter into the Golf Course Rounds Agreement with the Golf Course Operator. EPT shall enter into a leasing or management agreement with such Golf Course Operator on terms not inconsistent with this Agreement and the other Project Requirements. If EPT desires to engage a Golf Course Operator prior to the date which is 24 months after substantial completion of the Golf Course Project, MRMI will agree to assign the operation of the Golf Course to such Golf Course Operator; provided, that EPT causes the Golf Course Operator to assume MRMI’s contractual obligations with respect to the operation of the Golf Course. EPT (or the Golf Course Operator) shall pay any breakage costs in connection with such assignment and assumption of contractual obligations, provided that MRMI shall be obligated to obtain the written approval of EPT prior to entering into any such contractual obligation that is not terminable at will upon 30 days notice by MRMI, with such approval by EPT not to be unreasonably withheld, conditioned or delayed.
(b)    The Golf Course Rounds Agreement shall provide that MRMI shall (i) be entitled to and will commit to purchase a set minimum number of tee times monthly, of which no fewer than *% shall be on a Saturday or Sunday and other prime times, (ii) pay to the Golf Course Operator, a guaranteed minimum monthly payment, each as shall be reasonably agreed by MRMI and the Golf Course Operator and (iii) operate the Golf Course Project, such that at all times it shall be operated in accordance with the Statute.

ARTICLE 9.
RESORT PROJECT DEVELOPMENT
9.1    Minimum Capital Investment.
(c)    Except as expressly set forth in this Agreement, the Master Plan, the Design Guidelines, the Approved Project Schedule or in any of the Project Documents, EPT shall develop the Resort Project and the Resort Project Site in a manner and schedule subject to its sole discretion; provided, however, that EPT hereby represents and covenants that it is responsible for and, prior to the Project Opening Date, it shall invest, or shall cause one or any number of Resort Project Tenants to invest, in the aggregate, $* that qualify as “qualified capital investment”, as such term is defined in the Statute, toward the development and construction of the Resort Project, less any amounts in excess of $* that qualify as “qualified capital investment”, as such term is defined in the Statute, expended by MRMI in conjunction with the Casino Project, it being agreed by EPT and MRMI that all amounts invested by EPT, MRMI or any Resort Project Tenant on land acquisition, Common Infrastructure Costs, Third Party Infrastructure Costs, Infrastructure on the Golf Course Parcel or costs related to the development and construction of the Golf Course Project or the Initial Resort Project shall be credited toward meeting such requirement, to the extent the same are deemed by the Governmental Authorities to qualify toward the “qualified capital investment” required under the Statute.
(d)    If EPT fails to comply with its obligations under Section 9.1(a), then, subject to MRMI’s satisfaction of its obligations in Section 7.1, at any time from and after the Project Opening Date, EPT shall be responsible to pay MRMI an amount equal to the difference between the amount of taxes paid by MRMI minus the amount of taxes payable by MRMI had EPT complied with such obligation. This provision shall survive for the term of the Casino Lease and MRMI shall be entitled to offset such amount against all amounts payable to EPT thereunder, should EPT fail to make timely payments of amounts due under this Section 9.1(b).
9.2    No Restrictions on Transfers. Except as expressly set forth in this Agreement or in any of the Project Documents, EPT shall have the right to sell, lease, license, assign or otherwise transfer or dispose in whole or in part (each, a “Transfer”) the Resort Project Site (including any Resort Development Parcel) or its interest therein to any Person. No transferee (that is not an Affiliate of EPT) shall be bound by any obligations of EPT hereunder and this Agreement shall not be deemed to run with the land. Notwithstanding the foregoing, EPT shall not be relieved of EPT’s obligations under this Agreement unless such transferee or assignee agrees to assume all of EPT’s obligations under this Agreement, agrees to perform to the full extent required under the terms and conditions of this Agreement, agrees that any subsequent transfer by such transferee will not release such transferee of its obligations hereunder without MRMI’s prior written consent and MRMI provides EPT with a written release of its obligations under his Agreement, such release to be granted in MRMI’s sole discretion. Notwithstanding the foregoing, EPT agrees on behalf of itself and its successors and assigns, not to Transfer the Resort Project Site (or any Resort Development Parcel) to Louis Cappelli, Concord Resort, LLC or any of its Affiliates, except as provided under the Settlement Agreements.

9.3    Distribution of Transfer Proceeds.
(a)    In the event that EPT shall Transfer all or any portion of the Project Site (except as set forth in Section 9.3(b)) (a “Project Site Transfer”), then EPT agrees that the Transfer Proceeds shall be applied as follows:
(i)    First, to EPT to pay for all actual, out-of-pocket transaction costs incurred in connection with the Transfer in question, including third-party brokerage fees, Transfer Taxes, reasonable legal fees and other customary reasonable out-of-pocket fees and expenses (excluding general, administrative and travel costs), not to exceed, in the aggregate, *% of the total Transfer Proceeds.
(ii)    Second, if the Transfer in question is of all or any part of the Casino Project Parcel, to MRMI an amount equal to the sum of the * and all * (as such terms are defined in the *) paid to EPT under to the *.
(iii)    Third, to EPT and MRMI on a pro rata basis in accordance with the percentages set forth in Section *, to reimburse all * (excluding general, administrative and travel costs) incurred by EPT and/or MRMI.
(iv)    Fourth, to EPT and MRMI on a pro rata basis in accordance with Section *, to reimburse all * incurred by EPT and/or MRMI.
(v)    Fifth, to EPT and MRMI on a pro rata basis in accordance with Section *, to reimburse all * incurred by EPT and/or MRMI.
(vi)    Sixth, to EPT to reimburse all costs related to completion of Third-Party Infrastructure Work incurred by EPT.
(vii)    Seventh, to EPT until EPT has received from the current and all prior distributions made under this Section 9.3(a), the *.
(viii)    Eighth, to MRMI until MRMI has received an amount equal to the sum of the * and all * (as such terms are defined in the *) that were paid to EPT pursuant to the *.
(ix)    Last, all remaining Transfer Proceeds shall be paid on a pro rata basis, * percent (*%) to EPT and * percent (*%) to MRMI.

(b)    For purposes hereof a Project Site Transfer shall not include any (i) Transfer to a wholly-owned Affiliate of EPT; (ii) Transfer to MRMI or an Affiliate of MRMI; (iii) merger, reorganization or recapitalization of or with any Person other than a Person or Persons the majority of whose assets consist of its interest in the Resort Project Site or applicable Resort Development Parcel, (iv) a direct or indirect sale or other conveyance of all or substantially all of the business or assets of any Person however structured (whether by asset sale, stock sale or otherwise) other than a Person or Persons the majority of whose assets consist of its interest in the Resort Project Site or applicable Resort Development Parcel or (v) transfers, sales or issuances of shares in any Person (including, without limitation, an IPO), other than a Person or Persons the majority of whose assets consist of its interest in the Resort Project Site or applicable Resort Development Parcel that is or may in the future be traded on any nationally or internationally recognized stock exchange or stock quotation system (in the case of each of (ii) through (vi) so long as such transaction was entered into for a valid business purpose and not for the purpose of evading this Section 9.3).
(c)    For purposes of this Section 9.3, “Transfer Proceeds” shall mean an amount or deemed amount equal to: (i) with respect to a sale, the amount or value of the purchase price (whether paid in cash or in kind) allocable to the value of the land transferred (and not to any improvements thereon) (the “Land Valuation”) and (ii) with respect to a ground, or other lease, license or other disposition, an amount equal to the quotient of (a) the amount or value of the average annual fixed rent and percentage rent, if applicable, or other periodic payment attributable to the lease, license or occupancy of the land (and not to any improvements thereon) (the “Lease Valuation”) payable by the tenant for each twelve (12) month period during the first (5) years of the term of the applicable lease (without effect of any rent abatements, tenant allowances, credits, free rent periods or other tenant inducements), divided by (b) * percent (*%).
(d)    In connection with every Project Site Transfer, EPT shall present its determination of the Land Valuation or Lease Valuation in writing to MRMI (which such Land Valuation or Lease Valuation shall be based on the market value of the real property being valued), together with a detailed explanation of how it arrived at such determination. MRMI shall have 10 Business Days to review EPT’s proposed Land Valuation or Lease Valuation and to notify EPT in writing whether it consents to or rejects such valuation. If MRMI rejects EPT’s Real Property Valuation, EPT and MRMI shall negotiate in good faith to arrive at a Real Property Valuation mutually agreeable to the parties. If the parties are unable to arrive at a mutually agreeable Real Property Valuation, within 15 Business Days, then either party shall have the right to deliver to the other party written notice (the “Appraisal Notice”) of its intent to initiate the Appraisal Process. The cost of all appraisals generated during the Appraisal Process shall be borne equally by EPT and MRMI. A final determination of the Real Property Valuation for a Project Site Transfer in accordance with the Appraisal Process shall constitute a final and non-appealable determination of such Real Property Valuation.

(e)    Notwithstanding anything to the contrary herein, the provisions of this Section 9.3 shall only apply to Transfers of all or any portion of the Project Site made by EPT or an Affiliate of EPT to a Person that is not a wholly-owned Affiliate of EPT (other than MRMI or an Affiliate of MRMI) and shall in no event be applicable to a subsequent Transfer made by any such third party transferee (other than an Affiliate of EPT) or any successors or assigns of such transferee.
(f)    For the purpose of clarification and notwithstanding anything to the contrary in this Agreement, for the purposes of this Section 9.3, in no event shall any Transfer Proceeds be required to be applied to or deemed applied to any general or administrative costs or travel expenses of EPT or MRMI.
ARTICLE 10.
LICENSES.
(a)    MRMI and EPT agree to cooperate to consult with the appropriate Governmental Authorities as to the steps necessary in order to present, as expeditiously as possible, this Agreement together with any similar agreement entered into by and among EPT, MRMI and any Resort Project Tenant, if applicable, to request assurance from the appropriate Governmental Authorities authorizing the relocation of the Gaming Licenses currently used to operate the Monticello Casino and Raceway to the Casino Project Parcel such that upon substantial completion thereof, MRMI shall be entitled, as-of-right and without the need for any further discretionary actions by any Governmental Authorities, to obtain any required Gaming Licenses so as to operate the Casino for Gaming Operations in accordance with applicable Gaming Laws.
(b)    EPT and MRMI shall cooperate with each other and with Gaming Authorities, and shall provide such information as may be reasonably requested by such Gaming Authorities, in order to obtain and maintain all Gaming Licenses and Landlord Licenses and Permits.
(c)    Each party shall notify the other party upon receiving any written communication from any Governmental Authorities responsible for the issuance of the Gaming Licenses or Landlord Licenses and Permits stating, in effect, that the Gaming Licenses or Landlord Licenses and Permits will not be issued to MRMI or EPT, respectively, that the issuance thereof will be materially delayed or that MRMI or EPT, respectively is not in compliance with applicable Laws such that MRMI or EPT, respectively is at risk of not obtaining, or once obtained, losing the Gaming Licenses or the Landlord Licenses and Permits.
(d)    Upon the execution of this Agreement, MRMI and EPT agree to present this Agreement to the appropriate Governmental Authorities for their review.

ARTICLE 11.
STATUTORY COMPLIANCE
11.1    MRMI’s Covenants. MRMI hereby represents, warrants and covenants that from and after the Project Opening Date, the Casino Project will employ no less than * (*) new Full-Time Employees and, on and after the third anniversary of the Project Opening Date, no less than * (*) Full-Time Employees at the Casino Project. In the event that, and for such time period for which, the State alters existing law to permit casino gambling (to the full extent contemplated by A9556 and S6734, as such bills were approved by the New York State Assembly and New York State Senate on March 14, 2012) (“Casino Gambling”) for MRMI and MRMI actually engages in Casino Gambling at the Casino Project during the term of the Casino Lease, MRMI will employ * (*) Full-Time Employees at the Casino Project.
11.2    EPT’s Covenants. EPT hereby represents, warrants and covenants that from and after the Project Opening Date, the number of Full-Time Employees employed by EPT and/or any other Resort Project Tenant(s) at the Project, shall be sufficient such that, from and after the Project Opening Date, so long as MRMI maintains no less than the number of Full-Time Employees set forth in Section 11.1, the Casino Project shall not be subject to a Recapture Amount (as defined in the Statute) (the “Employment Requirement”).
11.3    Statutory Non-Compliance. As the sole and exclusive remedy for the breach of EPT’s covenants as set forth in this Article 11, if at any time from and after the Project Opening Date, (i) EPT shall fail to comply with the its covenants and obligations in Section 11.2, and (ii) a Shortfall would exist that would result in a Recapture Amount (as defined in the Statute) then the sole and exclusive remedy of MRMI shall be to receive an abatement of Rent under the Casino Lease as follows: (a) if the Shortfall is greater than *% and less than or equal to *% of the Employment Requirement,1 the Rent due under the Casino Lease shall be abated by an amount equal to *% of the amount of Rent due for such Lease Year, (b) if the Shortfall is greater than *% of the Employment Requirement, then no Rent shall be due under the Casino Lease for such Lease Year. If a Shortfall would otherwise occur due to the failure of an existing Resort Project Tenant to continue its operation of a portion of the Project and EPT elects to assume the operation of such portion of the Project in order to avoid such Shortfall, then, if requested by EPT (which shall have no obligation to do so), MRMI agrees to manage that portion of the Project, subject to a management agreement between EPT and MRMI satisfactory to the parties in their sole discretion, and EPT shall pay to MRMI a management fee equal to * percent (*%) of the revenues from that portion of the Project; provided, that, in no event shall MRMI have any obligation to pay amounts required with respect to the operation or management of such portion of the Project. The “Shortfall” shall be determined by subtracting from the Employment Requirement the actual number of Full Time Employees employed by EPT and any other Resort Project Tenant(s) at the Project (if less than the Employment Requirement) during the annual or other period required by the Statute. Notwithstanding anything to the contrary herein or in the Casino Lease or any other Project Document, from and after the tenth (10th) anniversary of the commencement date of the Casino Lease, in no event shall EPT have any obligation whatsoever to MRMI for any failure to comply with the Employment Requirement, a Shortfall or MRMI’s compliance or non-compliance with the

1 These percentages correspond to agreement of the parties that MRMI receive a *% rent abatement if the number of employees is between * and *% below the employment level required under the Statute and full rent abatement if the number is more than *% below the level required under the Statute. The Statute requires 1000 employees for the first 3 years and 1500 thereafter, meaning that initially, the *% is triggered at * total employees and the *% at *. In this Agreement, MRMI agrees to hire a minimum of * employees for the first 3 years and * thereafter and the “Employment Requirement” of EPT is a maximum of * for the first 3 years and * thereafter, with the 10% grace in the Statute built into the numbers in the Agreement. As such, the remedy would be triggered when there is a “Shortfall” of * out of EPT’s obligation of *, or *%, and the *% remedy would be triggered if EPT is short * out of *, or *%. The percentages remain the same when calculated at the higher employment level required after 3 years.

Statutory Requirement.
11.4    Changes in the Law or the Basis for Calculating Vendor Fees/Gaming Taxes. In the event that the Statute is repealed or modified, or in the event that MRMI ceases to calculate Vendor Fees or pay gaming taxes under the Statute, and instead earns fees or is taxed under another method, then this Article 11 shall be of no further force or effect.
ARTICLE 12
REPRESENTATIONS AND WARRANTIES
12.1    EPT’s Representations. EPT hereby represents and warrants to MRMI that, as of the date hereof:
(a)    EPT is a limited liability company, validly formed, duly existing and in good standing under the laws of the State of Delaware. EPT has the requisite power and authority to enter into and perform the terms of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby have been duly authorized by the members of EPT and no other member approval or authorization or other action on the part of EPT is necessary in order to permit EPT to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by EPT, and constitutes the legal, valid and binding obligation of EPT, enforceable against EPT in accordance with its terms.
(b)    EPT owns and holds fee title in and to the Project Site.
12.2    MRMI’s Representations. MRMI hereby represents and warrants to EPT that, as of the date hereof and the Transaction Closing Date:
(a)    MRMI is a corporation, validly formed, duly existing and in good standing under the laws of the State of New York. MRMI has the requisite power and authority to enter into and perform the terms of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby have been duly authorized by the board of directors and the stockholders of MRMI and no other corporate approval or authorization or other action on the part of MRMI is necessary in order to permit MRMI to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by MRMI, and constitutes the legal, valid and binding obligation of MRMI, enforceable against MRMI in accordance with its terms.
ARTICLE 13.
DISPUTE RESOLUTION; ARBITRATION
13.1    Procedure. With respect to any matter that is expressly provided pursuant to any provision of this Agreement to be resolved pursuant to this Article 13, the parties shall attempt in good faith for a period of not less than five (5) Business Days to resolve any such dispute. If such dispute remains unresolved after said period, either party shall have the right to refer such dispute to the President, Chief Executive Officer or other senior officer of the parent company of each party.

If such dispute remains unresolved for an additional period of not less than ten (10) Business Days, either party shall have the right to seek resolution of such dispute in accordance with the provisions of Section 13.2.
13.2    Arbitration.
(a)    In any instance where this Agreement expressly provides, or the parties otherwise agree, that a dispute with respect to a specific matter may be submitted to arbitration in accordance with this Article 13 and the parties were unable to resolve the dispute in accordance with Section 13.1, then either party may submit such dispute for resolution by arbitration in accordance with the Expedited Procedures provisions of the JAMS Comprehensive Arbitration Rules and Procedures, as amended from time to time (collectively, the “JAMS Rules”), except to the extent modified by the terms of this Article; provided, however, that with respect to any such arbitration, (i) the arbitrator shall have no right to award damages except with respect to a successful claim by one party that the other party has unreasonably withheld its consent in bad faith; (ii) the decision and award of the arbitrator shall be final and conclusive on the parties; (iii) a single arbitrator designated in accordance with the JAMS Rules shall resolve all disputes submitted to arbitration. Except with respect to the interpretation and enforcement of the arbitration procedures (which shall be governed by the Federal Arbitration Act), the arbitrator shall apply the laws of the State of New York (without giving effect to its choice of law principles) in connection with the dispute. If any party fails to appear at a duly scheduled and noticed hearing, the arbitrator is hereby expressly authorized (but not directed) to enter judgment for the appearing party.
(b)    The arbitrator conducting any arbitration shall be bound by the provisions of this Agreement and shall not have the power to add to, subtract from, or otherwise modify such provisions. Each party agrees to sign all documents and to do all other things necessary to submit any such matter to arbitration and further agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder which shall be binding and conclusive on the parties and shall constitute an “award” by the arbitrator within the meaning of applicable Laws. Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitrator upon a showing of substantial need by the party seeking discovery. Unless the parties agree otherwise in writing, and consistent with this Agreement, the parties, the arbitrator and JAMS shall treat the proceedings, any related discovery and the decisions of the arbitrator as confidential. The parties may disclose the existence, content, or results of the arbitration in accordance with this Agreement, the JAMS Rules, applicable professional standards and Laws. Judgment may be had on the decision and award of the arbitrator so rendered in any court of competent jurisdiction. Each arbitrator shall be a qualified, disinterested and impartial person who shall have had at least ten (10) years’ experience in the development, construction and/or operation, as applicable, of resort or similar large-scale construction projects in a calling connected with the matter of the dispute. Each party shall have the right to appear and be represented by counsel before said arbitrator and to submit such data and memoranda in support of their respective positions in the matter in dispute as may be reasonably necessary or appropriate in the circumstances.
(c)    Notwithstanding anything herein to the contrary, (x) the arbitrator conducting any arbitration pursuant to the terms of this Section 13.2 shall be required to determine the successful party in any such arbitration and to select either the amount or item (as the case may be) proposed by EPT or the amount or item (as the case may be) proposed by MRMI with respect to each amount or item (as the case may be) that shall be in dispute, based on which amount or item (as the case may be) he determines is closer to the correct determination thereof (i.e., if there are three (3) disputed items, the arbitrator(s) shall select either the disputed item proposed by EPT or the disputed item proposed by MRMI with respect to each of such three (3) disputed items, but the arbitrator shall not be obligated to select either all three (3) disputed items proposed by EPT or all three (3) disputed items proposed by MRMI), (y) in connection with any arbitration proceeding pursuant to the terms of this Section 13.2, the unsuccessful party in such proceeding shall pay (1) to the successful party all reasonable out-of-pocket fees and expenses, including reasonable attorneys’ fees, incurred by the successful party in connection with such proceeding and (2) the fees and expenses of the arbitrator conducting any arbitration (it being agreed that if there are multiple disputed items and the arbitrator shall select disputed items proposed by both parties, the arbitrator may determine the percentage of the fees and expenses of the successful party and the arbitrator to be paid by the unsuccessful party) and (z) the parties agree that, except with respect to a successful claim by one party that the other party has unreasonably withheld its consent in bad faith, (i) the arbitrator may not award or recommend any damages to be paid by either party and (ii) in no event shall either party be liable for, nor be entitled to recover, any damages (except as otherwise provided in this Section 13.2).
ARTICLE 14.
MISCELLANEOUS
14.1    Notices. All notices, consents, requests, approvals and authorizations (collectively, “Notices”) required or permitted under this Agreement shall only be effective if in writing. All Notices (except Notices of default, which may only be sent pursuant to the methods described in clauses (a) and (b) below) shall be sent (a) by registered or certified mail (return receipt requested), postage prepaid, or (b) by Federal Express, U.S. Post Office Express Mail, Airborne or similar nationally recognized overnight courier which delivers only upon signed receipt of the addressee, or (c) by facsimile transmission with original sent via a method set forth in clause (a) or (b) above and addressed as follows or at such other address, and to the attention of such other person, as the parties shall give notice as herein provided:

If intended for EPT:	EPT Concord II, LLC c/o Entertainment Properties Trust Attention: Asset Management 909 Walnut Street, Suite 200 Kansas City, Missouri 64106 Telephone: (816) 472-1700 Facsimile: (816) 472-5794

With a copy to:	Entertainment Properties Trust Attention: General Counsel 909 Walnut Street, Suite 200 Kansas City, Missouri 64106 Telephone: (816) 472-1700 Facsimile: (816) 472-5794

And a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004
Attention: Harry R. Silvera, Esq.
Telephone:    (212) 859-8173
Facsimile:    (212) 859-4000

If intended for MRMI:	Monticello Raceway Management, Inc. c/o Empire Resorts, Inc. 204 Route 17B Monticello, New York 12701 Attention: Joseph A. D’Amato Telephone: (845) 807-0001 Facsimile: (845) 807-0000

With a copy to:	Monticello Raceway Management, Inc. c/o Empire Resorts, Inc. 204 Route 17B Monticello, New York 12701 Attention: Nan Horner Telephone: (845) 807-0001 Facsimile: (845) 807-0000

And a copy to:	Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Attention: Steven L. Wilner, Esq. Telephone: (212) 225-2672 Facsimile: (212) 225-3999
A notice, request and other communication shall be deemed to be duly received if delivered by a nationally recognized overnight delivery service, when delivered to the address of the recipient, if sent by mail, on the date of receipt by the recipient as shown on the return receipt card, or if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; provided that if a notice, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day, or after 5:00 p.m.

local time on any Business Day at the addressee’s location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. local time of the addressee on the first Business Day thereafter. Rejection or other refusal to accept or the inability to delivery because of changed address of which no Notice was given shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver.
14.2    No Waiver. Except as otherwise expressly provided herein, no failure by any party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial performance hereunder during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement to be performed or complied with by any party, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by the party against whom enforcement is sought. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.
14.3    Exculpation. No disclosed or undisclosed shareholder, partner, member or other constituent owner of MRMI or of any Affiliate of MRMI, and none of their respective officers, directors, trustees, employees or agents, shall have any personal liability for the obligations of MRMI under this Agreement. No disclosed or undisclosed shareholder, partner, member or other constituent owner of EPT or of any Affiliate of EPT, and none of their respective officers, directors, trustees, employees or agents, shall have any personal liability for the obligations of EPT under this Agreement.
14.4    Modification of Agreement. The terms, covenants and conditions hereof may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of the change, modification or discharge is sought, or by such party’s agent. The terms of this Agreement are subject to the review and approval of all applicable Gaming Authorities, including the New York Lottery, the New York State Racing and Wagering Board. Without limiting Section 14.21, the parties hereto agree to cooperate to amend this Agreement as necessary to obtain such approval so long as the same does not materially increase the obligations or decrease the rights of the parties hereto.
14.5    Captions. Captions throughout this instrument are for convenience and reference only and the words contained therein shall in no way be deemed to explain, modify, amplify or aid in the interpretation or construction of the provisions of this Agreement.
14.6    EPT’s Status as a REIT. MRMI acknowledges that EPT intends to elect to be taxed as a real estate investment trust (“REIT”) under the Code. MRMI shall exercise commercially reasonable efforts to cooperate in good faith with EPT to ensure that MRMI’s status as a REIT is not adversely affected in any material respect. MRMI agrees to enter into reasonable modifications of this Agreement which do not adversely affect MRMI’s rights and liabilities if such modifications are required to retain or clarify EPT’s status as a REIT.

14.7    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law provisions.
14.8    Joint Preparation. This Agreement (and all exhibits thereto) is deemed to have been jointly prepared by the parties hereto, and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the application of the rules of interpretation for arm’s-length agreements.
14.9    Interpretation. It is hereby mutually acknowledged and agreed that the provisions of this Agreement have been fully negotiated between parties of comparable bargaining power with the assistance of counsel and shall be applied according to the normal meaning and tenor thereof without regard to the general rule that contractual provisions are to be construed narrowly against the party that drafted the same or any similar rule of construction.
14.10    Severability. If any provisions of this Agreement are determined to be invalid by a court of competent jurisdiction, the balance of this Agreement shall remain in full force and effect, and such invalid provision shall be construed or reformed by such court in order to give the maximum permissible effect to the intention of the parties as expressed therein.
14.11    No Joint Venture. Without limiting anything in the Master Association Constitutive Documents, nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent or of partnership or of joint venture or of any association whatsoever between EPT and MRMI.
14.12    Authority. The Persons executing this Agreement on behalf of each party covenant and warrant to the other party that (a) they are duly authorized to execute this Agreement on behalf of the party for whom they are acting, and (b) the execution of this Agreement has been duly authorized by the party for whom they are acting.
14.13    Consent. Either party’s sole right and remedy in any action concerning the other party’s reasonableness in withholding or denying its consent or approval under this Agreement (where reasonableness is required hereunder) will be an action for declaratory judgment or specific performance, and in no event shall either party be entitled to claim or recover any damages in any such action, unless the non-consenting party has acted in bad faith in withholding such consent or approval.
14.14    Legal Costs. In case suit is brought because of the breach of any agreement or obligation contained in this Agreement on the part of either party to be kept or performed, and a breach is established, the prevailing party shall be entitled to recover all out-of-pocket expenses incurred in connection with such suit, including reasonable Legal Costs.
14.15    Further Assurances. Each of the parties hereto shall execute and provide all additional documents and other assurances that are reasonably necessary to carry out and give effect to the intent of the parties reflected in this Agreement.

14.16    Counterparts. This Agreement may be executed at different times and in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, PDF or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.
14.17    Rules of Construction. The following rules of construction shall be applicable for all purposes of this Agreement, unless the context otherwise requires:
(a)    The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and the term “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of this Agreement.
(b)    Words of the masculine, feminine or neuter gender shall mean and include the correlative words of the other genders and words importing the singular number shall mean and include the plural number and vice versa.
(c)    The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without being limited to.”
14.18    Confidential Information. The parties agree not to disclose to any Person information provided to the other party pursuant to the terms of this Agreement (collectively, the “Confidential Information”), except (i) to the extent such information is otherwise publicly known or available, (ii) to the taxing authorities with authority to inquire therein, and then only to the extent required under applicable Law, (iii) if requested by the Securities and Exchange Commission, or other foreign or domestic, state or local Governmental Authority, (iv) to each party’s accountants, attorneys, advisors, consultants, employees and agents, (v) an existing or prospective lender, investor, or prospective purchaser of all or any portion of the Project Site or EPT’s or MRMI’s interest in this Agreement or any other Project Document who has agreed to keep such information confidential, (vi) to the extent required by applicable Law, (vii) to the extent legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose such provisions, (viii) to the extent required by any federal, state, local or foreign laws, or by any rules or regulations of any domestic or foreign public stock exchange or stock quotation system, that may be applicable to EPT or any of EPT’s direct or indirect constituent owners or Affiliates, or (ix) in connection with any action to enforce any of the provisions of this Agreement. The provisions of this Section 14.18 shall survive the expiration or earlier termination of this Agreement for a period of one (1) year.
14.19    No Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, EPT and MRMI each hereby agrees that, whenever either party to this Agreement shall be entitled to seek or claim damages against the other party (whether by reason of a breach of this Agreement by such party, in enforcement of any indemnity obligation, for misrepresentation or breach of warranty, or otherwise), neither EPT nor MRMI shall seek, nor shall there be awarded or granted by any court, arbitrator, or other adjudicator, any consequential, speculative, or punitive damages, whether such breach shall be willful, knowing, intentional, deliberate, or otherwise.
14.20    Effect of Existing Agreements. Notwithstanding anything to the contrary in this Agreement, MRMI’s rights and EPT’s obligations under this Agreement are subject to EPT’s obligations under the Settlement Agreements.
14.21    Termination. Notwithstanding anything herein to the contrary, either party shall have the right to terminate this Agreement at any time prior to the Transaction Closing Date for any reason whatsoever (or no reason at all) upon written notice to the other party, it being agreed that neither party shall have any obligation hereunder or under any other Project Document or agreement to execute and deliver the Casino Lease and the other Project Documents unless and until (a) the final approval of the governing bodies of each of EPT and MRMI have elected, in each of its sole and absolute discretion, to proceed with the closing of the Project; and (b) a certificate evidencing such approval executed by the appropriate officers of EPT and MRMI shall have been delivered to the other party. Upon any such termination by either EPT or MRMI, EPT shall (if previously paid by MRMI) reimburse to MRMI an amount equal to the Initial Option Payment and all Additional Option Payments paid to EPT under the Casino Option Agreement. Following the payment of any amounts that have accrued under this Agreement to either party as of the date of the termination of this Agreement, neither party shall have any obligations to the other hereunder, under any other Project Document or any other agreement between the parties hereto. For the avoidance of doubt, after the Transaction Closing Date, the termination rights set forth in this Section 14.21 shall no longer be of any further force or effect.

ARTICLE 15.
WAIVER OF TRIAL BY JURY
TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND ANY CLAIM OF INJURY OR DAMAGE.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
EPT:
EPT CONCORD II LLC, a Delaware limited liability company
By:
Name:
Title:
MRMI:
MONTICELLO RACEWAY MANAGEMENT, INC., a New York corporation
By:
Name:
Title: